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                                                                    Exhibit 14.1


                          MINORPLANET SYSTEMS USA, INC.

                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

                           (ADOPTED NOVEMBER 18, 2003)

         The Board of Directors (the "Board") of Minorplanet Systems USA, Inc. (together with its subsidiaries and affiliates "MPS") has adopted this Code of Ethics (the "Code"). The Code applies to MPS' Chief Executive Officer, President, Chief Financial Officer, principal accounting officer and Controller (collectively, the "Senior Financial Officers") and is intended to constitute a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

         The Code is designed to deter wrongdoing and to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in Securities and Exchange Commission ("SEC") filings and in other public communications made by MPS; (iii) compliance with applicable governmental laws, rules and regulations; (iv) prompt internal reporting to the Board of violations of the Code; and (v) accountability for adherence to the Code.

         The Board believes the Code should be an evolving set of standards of conduct and ethics, subject to alteration as circumstances warrant. Any modifications to or waiver from the provisions of the Code may be made only by the Board. The Board will promptly disclose changes to and waivers from this Code as required by applicable law, including the rules and regulations promulgated by the SEC.

         The Code does not cover every issue that may arise, but sets out basic principals to guide Senior Financial Officers. The Code supplements MPS' Code of Ethics contained in its Employee Handbook, as amended from time to time (the "General Code of Conduct"), which applies to all employees of MPS, as well as all directors and officers of MPS, including the Senior Financial Officers. EACH SENIOR FINANCIAL OFFICER'S FULL COMPLIANCE WITH BOTH THIS CODE AND THE GENERAL CODE OF CONDUCT IS MANDATORY.

I. Ethical Conduct and Ethical Handling of Conflicts of Interest

         Each Senior Financial Officer is expected to conduct his or her affairs on behalf of MPS with uncompromising honesty and integrity. Each Senior Financial Officer is required to adhere to the highest moral and ethical standards in carrying out their duties on behalf of MPS. A Senior Financial Officer of MPS is expected to be honest and ethical in dealing with all employees of MPS and third parties.

         Each Senior Financial Officer is expected to avoid engaging in activities that conflict with, or are reasonably likely to conflict with, the best interests of MPS and its stockholders. Any personal activities, interests or relationships of a Senior Financial Officer that would or could negatively influence his or her judgment, decisions or actions to a material extent, or give rise to the appearance of such negative influence, must be disclosed to the Board or its designee,


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                                                                 Exhibit 14.1



who will (in consultation with the Board, if appropriate) determine if there is a conflict and, if so, how to resolve it without compromising MPS' interests. Prompt and full disclosure is always the correct first step towards identifying and resolving any potential conflict of interest or similar problem. Conflicts of interest will be reviewed by the Board taking into account the particular circumstances in the context of the Senior Financial Officer's activities with MPS. In certain limited cases, activities or relationships giving rise to potential conflicts of interest may be permitted if the Board determines that they are not harmful to MPS or its stockholders. If you have any doubt about whether a conflict of interest exists, please contact MPS' legal advisors so that they can help make that determination.

         This policy applies not only to each Senior Financial Officer but also to immediate family members of each Senior Financial Officer, any trust in which a Senior Financial Officer (or a member of the Senior Financial Officer 's immediate family) has a beneficial interest (and over which it can exercise or influence decision making), and any person with whom the Senior Financial Officer (or a member of the Senior Financial Officer's immediate family) has a substantial business relationship. An "immediate family member" includes a person's spouse, parents, children, sibling, parents-in-law, children-in-law, siblings-in-law and anyone who shares such person's home.

         The following list serves as a guide to the types of activities that might create a conflict of interest, but it is not exclusive:

         o Interest in entities transacting business with MPS. No Senior Financial Officer shall have a financial interest in an entity that does business with MPS. For this purpose, "financial interest" includes, but is not limited to, ownership by a Senior Financial Officer or any member of his or her immediate family of more than 5% of the stock, either directly or indirectly, in any outside concern that does business with MPS, except where such interest consists solely of securities of a publicly-traded corporation, and such securities are traded on the open market.

         o Loans. Personal loans to, or guarantees of personal obligations of, Senior Financial Officers create conflict of interest issues. Accordingly, no personal loans or guarantees of personal obligations of Senior Financial Officers will be allowed without the prior approval of the Board (including the independent directors), and may only be permitted if allowed by applicable law and regulation.

         o Corporate opportunity. Each Senior Financial Officer owes a duty to MPS to advance its legitimate interests when the opportunity to do so arises. Consequently, each Senior Financial Officer is prohibited from taking for themselves personally (including for the benefit of family members or friends) opportunities that are discovered through the use of corporate property, information or position without the prior consent of the Board. No Senior Financial Officer may use corporate property, information, or position for improper personal gain (including for the gain of family members or friends), and may not compete with MPS directly or indirectly.
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                                                                 Exhibit 14.1



         o Protection and proper use of company assets. All Senior Financial Officers should protect MPS' assets and ensure their efficient use. Furthermore, MPS equipment should not be used for non-company business, though incidental personal use may be permitted. It is important to remember that theft, carelessness, and waste of MPS' assets have a direct impact on MPS' profitability. Accordingly, any suspected incident of fraud, theft or misuse should be immediately reported for investigation.

         o Transactions. Senior Financial Officers cannot represent MPS in any transaction in which the Senior Financial Officer or any family member has a substantial interest.

II. Full, Fair, Accurate and Timely Disclosure for SEC Filings; Record Keeping

         MPS requires honest and accurate recording and reporting of information. All of MPS' books, records, accounts and financial statements must be maintained in reasonable detail, must promptly, completely and accurately reflect MPS' assets, liabilities and transactions and must conform both to applicable legal requirements and to MPS' system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable laws or regulations. In addition, no undisclosed or unrecorded fund or asset shall be maintained for any purpose and no transaction shall be carried out in a manner such that the substance of the transaction is obscured, nor shall any transaction be recorded improperly. If a mistake in any information previously disclosed is discovered, such mistake should immediately be brought to the attention of the Audit Committee of the Board and, if applicable, MPS' independent auditors or legal advisors.

         The Chief Executive Officer, President, Chief Financial Officer and Controller shall read each SEC report and press release prior to the time it is filed, furnished or issued to the SEC or public, as applicable. Any inaccuracy or material misstatement in, or the omission of any information necessary to make the statements made not misleading from, any SEC filing or press release shall be immediately disclosed to the Audit Committee of the Board and, if applicable, MPS' auditors.

         If you have any concerns with accounting or auditing matters, you should report them to the Audit Committee of the Board.

III. Compliance with Laws, Rules and Regulations

         The business of MPS is to be conducted in accordance with the applicable laws of the United States and in accordance with the highest ethical standards of business conduct. Obeying the law, both in letter and in spirit, is the foundation on which MPS' ethical standards are built. Each Senior Financial Officer must respect and obey the laws of the United States and the states and other jurisdictions in which we operate. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code.

IV. Reporting Any Illegal or Unethical Behavior or Accounting or Auditing
Concerns

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                                                                 Exhibit 14.1



         Senior Financial Officers shall promptly consult with the Audit Committee of the Board: (i) about observed illegal or unethical behavior, and/or violations of the Code; (ii) about observed accounting or auditing concerns; and/or (iii) when in doubt about the best course of action in a particular situation addressed by this Code. It is the policy of MPS not to allow retaliation for reports of misconduct by others or of accounting or auditing concerns, in each case, made in good faith by employees. Senior Financial Officers are expected to cooperate in internal investigations of misconduct. If you observe or become aware of illegal or unethical behavior, violations of the Code or accounting or auditing concerns, you should report the behavior immediately to the Board. To the extent the matter has been reported and remains unresolved, you should report the matter to MPS' Audit Committee and its legal advisors.

V. Accountability for Adherence to the Code

         VIOLATION OF THE STANDARDS OF THIS CODE WILL SUBJECT SENIOR FINANCIAL OFFICERS TO DISCIPLINARY ACTION. DISCIPLINARY ACTION MAY INCLUDE, BUT IS NOT LIMITED TO, LOSS OF PAY, TERMINATION, REFERRAL FOR CRIMINAL PROSECUTION AND REIMBURSEMENT TO MPS OR OTHERS FOR ANY LOSSES OR DAMAGES RESULTING FROM THE VIOLATION. IF YOU ARE IN A SITUATION WHICH YOU BELIEVE MAY VIOLATE OR LEAD TO A VIOLATION OF THIS CODE, YOU MUST CONTACT MPS' AUDIT COMMITTEE OR BOARD AS SOON AS PRACTICABLE.

VI. Waivers of the Code

         A waiver from, or amendment to, the Code may be made only by the Board and will be promptly disclosed as required by law, including the rules and regulations promulgated by the SEC.